Exhibit 10.5
AGREEMENT
     This Agreement is made and entered into by and between William J. McKenna (“Executive”), a resident of the state of Texas, and Vought Aircraft Industries, Inc., a Delaware corporation with its principal place of business in Dallas, Texas (“Vought” or the “Company”).
     Executive and Vought (“the parties”) have agreed that Executive’s employment with the Company will conclude as provided in this Agreement. In connection with this separation from employment and subject to this Agreement, Vought has agreed to provide Executive with certain payments and other benefits to which Executive would not be entitled absent his execution of this Agreement. Further, Executive and Vought desire to settle any and all disputes related directly or indirectly to Executive employment with Vought, including but not limited to all compensation-related matters and the separation of Executive’s employment with Vought, in accordance with the terms and conditions set forth in this Agreement.
     Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, Executive and Vought agree as follows:
     1. Executive agrees that his last day to report to work will be on October 27, 2005 and that he will separate from employment with Vought effective December 31, 2005 (“Separation Date”). During the period from his last day of work until his Separation Date, Executive will make himself reasonably available to assist the Company in transitioning Executive’s work. Except as otherwise specified herein or under the applicable employee health and welfare or retirement plans, all of Executive’s privileges, perquisites and benefits as a Vought employee will end as of the close of business on October 27, 2005.
     2. Compensation: In connection with the Executive’s separation from Vought, Vought will provide Executive the following payments and benefits in consideration for his execution and non-revocation of this Agreement and his fulfillment of the other obligations set forth herein:
a. Separation Pay: Within ten (10) days after the Effective Date of this Agreement (as defined herein), Vought will pay to Executive a one-time lump sum equal to fifty-two (52) times Executive’s current weekly, regular base salary. This payment will be made only on the conditions that Executive has signed this Agreement, has not exercised his right to revoke this Agreement (as described more fully in Paragraph 10), and has fulfilled the other obligations set forth in this Agreement. This payment will not be considered eligible compensation for purposes of the Vought Retirement Plan or the Savings and Investment Plan. Except as set forth in this Agreement, Executive will not be entitled to any other payment under any Vought layoff, severance, retention or change in control agreement, plan or policy at the end of his employment with Vought.

b. Deductions: Vought will deduct from the above payment the amount necessary to repay in full Executive’s outstanding principal and accrued interest pursuant to that Promissory Note dated October 24, 2000 between Executive and the Company.
c. Deferred Compensation Plan: Within ten (10) days after the Separation Date, Executive will receive a one-time, lump-sum distribution of his accrued benefit under the Rabbi Trust, with such amount to be calculated at an assumed value of $15.00 per share.
d. Outplacement Services: Beginning on the eighth day after the Effective Date, Executive will be entitled to outplacement services with a firm of the Company’s choosing for a period of one (1) year, provided pursuant to the terms of the contract between Vought and the outplacement firm.
e. Accrued Vacation. Executive’s accrued vacation will be applied during the period between his last day of work on October 27, 2005 and his Separation Date. After his Separation Date, Executive will receive payment for remaining accrued but unused vacation, if any.
f. Health Care Benefits: Neither Executive nor his dependents will be eligible for coverage under Vought’s benefit plans after midnight Central Time on the Separation Date. Executive may elect continuation of group health benefits for himself and his eligible dependents through COBRA as set forth in the applicable Plan Rules. Executive will be responsible for paying the entire cost of any applicable monthly premiums and administrative costs of continuation coverage for himself and/or his dependents as provided by the applicable Plan Rules. Within ten (10) days after the Separation Date, Vought will pay Executive a one-time, lump-sum amount equal to the employer’s portion of continuation coverage costs for a 12-month period.
g. Withholdings: Vought will withhold all required payroll deductions, including any applicable taxes, from the above payments.
h. Excess Plan: The Company will honor the terms of any election properly made by Executive with respect to the form of his benefit distribution under the Company’s non-qualified retirement plan.
     3. Inclusive of Income and All Other Benefits: Except as provided in Paragraph 2 above, Executive acknowledges and agrees that he has received all other compensation and benefits due and owing from Vought and that he has no further claim to any compensation or employee benefits from Vought.
     4. Equity Plans: The terms of Executive’s Stock Option Agreements shall govern the exercisability and timing of exercising of his stock options. In accordance with those agreements, all non-vested stock options shall be forfeited, and no further vesting shall occur, following the Separation Date. Executive may continue to hold shares of stock purchased before the Separation Date, under the terms and conditions set forth in the Shareholders’ Agreement.
     5. Confidential Information: Executive acknowledges and agrees that in the course of his employment with Vought, he has had access to confidential, proprietary and/or trade secret information relating to the business affairs of Vought. Executive agrees that he will continue to maintain the complete confidentiality of Vought’s confidential, proprietary and/or trade secret information and otherwise comply with all applicable fiduciary duties owed to the Company in connection with Executive’s position as an officer of the Company. Executive agrees that at no time following the execution of this Agreement will he disclose or otherwise make available to any person, company and/or other entity, Vought’s confidential, proprietary and/or trade secret information.
     6. Non-Solicitation: Executive agrees that for a period of one (1) year following the Effective Date of this Agreement, he shall not, and shall not cause any employer in which he plays a role in management, operation or investment decisions, to: (a) solicit, entice, persuade or induce any individual employed by Vought or its affiliates to terminate his or her employment with Vought or its affiliates; (b) solicit any such individual for employment, consulting arrangements or other similar arrangements, including as an independent contractor; (c) approach any such individual for any of the foregoing purposes; or (d) assist in taking such actions by any third party, in each case without the prior written consent of Vought. However, this Agreement shall not prohibit the employment or the soliciting the employment of any such individual who has been terminated by Vought or its affiliates or who has terminated his employment with Vought or its affiliates out of his own volition and not at the behest or encouragement of Executive, nor the soliciting of employment through the placement of advertisements in newspapers or journals of general circulation or the Internet.
     7. Return of Vought Property: Executive agrees to immediately return all property owned by Vought in his possession including, but not limited to, any Company files, documents, drawings, plans, or photographs; any Vought credit card (or credit card for which Vought is the guarantor); and any badge, personal digital assistant, computer, telephone, pager, fax machine, or printer.
     8. Waiver and Release: Executive, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, hereby releases, acquits, and forever discharges Vought and its subsidiaries, affiliates and related companies, and the current and former directors, officers, executives, managers, agents, attorneys, insurers, independent contractors and employees of Vought and all its related entities (the “Released Parties”), from any and all claims, whether direct or indirect, fixed or contingent, now known or unknown, which Executive ever had, has, or may claim to have against the Released Parties, for, upon, or by reason of any matter, act, action, inaction, decision, event or subject prior to the time Executive signs this Agreement.

     Executive understands and agrees that by executing this Agreement, he is giving up any and all manner of actions or causes of action, suits, debts, claims, complaints, or demands of any kind whatsoever against the Company, in law or in equity, including, but not limited to claims under the Age Discrimination in Employment Act of 1967 and under any other federal, state, or local law or regulation; as well as claims that this Agreement was procured through fraud or duress.
     This Agreement does not waive or release: (i) any rights or claims Executive may have under the Age Discrimination in Employment Act arising after the date he signs this Agreement; (ii) Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (although your rights to recovery in such a proceeding are governed by this Agreement and specifically by this Waiver and Release paragraph); or (iii) any rights or claims Executive may have for breach of this Agreement. In addition, nothing in this agreement shall limit or reduce any rights that Executive may have to indemnification pursuant to the terms of the By-Laws of the Company.
     9. Consideration Period: The Executive will have twenty-one (21) days from the date he receives this offer to consider it. During this time period, Executive is hereby advised to seek legal counsel regarding the effect of this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the consideration period. Executive may execute the Agreement in less than twenty-one days if he so wishes.
     10. Right to Rescind: Executive may rescind this Agreement for a period of seven (7) calendar days after signing it. Any rescission must be in writing and hand-delivered or mailed to the person listed below so that it is received no later than 5:00 p.m. (Central Time) on the seventh calendar day after Executive signs this Agreement. If mailed, the rescission must be sent by certified mail, return receipt requested and addressed as follows:
Kevin P. McGlinchey
Deputy General Counsel
Vought Aircraft Industries, Inc.
M/S 49L-29
P. O. Box 655907
Dallas, TX 75265-5907
     If Executive rescinds this Agreement, it shall not be effective or enforceable, and Executive will not receive the benefits described in Paragraph 2 of this Agreement, other than final pay and accrued vacation pay.
     11. Effective Date: This Agreement will not become effective until eight (8) days after Executive signs it and returns it to the Company, and then it will only become effective if not revoked.

     12. Effect of Breach: If Executive breaches any provision of this Agreement, Vought will have no further obligations under Paragraph 2 of this Agreement. Executive agrees that in the event he breaches this Agreement, Vought will be entitled to repayment of all monies paid to Executive under Paragraph 2 (excluding payment for accrued but unused vacation under Paragraph 2(e)), together with the attorneys’ fees and costs incurred to collect these monies and/or to seek injunctive relief. Notwithstanding the provisions of this Paragraph, Vought acknowledges that if Executive challenges the validity of this Agreement under the Older Workers Benefit Protection Act, he will not be obligated to return the consideration provided under this Agreement as a prerequisite to suit.
     13. No Admission of Fault or Liability: The parties agree that this Agreement is not intended to, and does not, constitute an admission of liability or fault on the part of either Executive or Vought under any legal theory whatsoever.
     14. Enforceable Contract/Severability: The parties agree that this Agreement is an enforceable contract under the laws of the State of Texas. The parties further agree that to the extent any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of the Agreement shall remain in full force and effect.
     15. Entire Agreement: The parties agree that this Agreement constitutes the entire Agreement between Executive and Vought regarding the subject matter hereof, unless otherwise explicitly stated herein. Any modification or addition to this Agreement must be in writing, signed by an officer of Vought and Executive.
     16. Governing Law: The parties agree that this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas. The parties further agree that any suit, action or proceeding arising out of or seeking to enforce any provision of this Agreement may be brought only in a court of competent jurisdiction in Dallas County, Texas, and the parties hereby consent to the jurisdiction of such courts in any such suit, action or proceeding.
     17. Knowing and Voluntary Agreement: Executive affirms by his signature below that he has entered into this Agreement knowingly, freely and voluntarily. He acknowledges that he has had adequate time to consider the terms and conditions of this Agreement, with legal counsel if desired, and to decide whether he wished to execute this document. Executive agrees that this Agreement is written in language understandable to him.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

William J. McKenna	Vought Aircraft Industries, Inc.

	By:	Thomas F. Stubbins
/s/ William J. McKenna		/s/ Thomas F. Stubbins

	Its:	Vice President, Human Resources
Dated: October 26, 2005	Dated:	October 26, 2005

6